SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 15, 2004

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

On October 15, 2004, FNBH Bancorp, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

Exhibits.

99.1     Press release dated October 15, 2004.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 15, 2004	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer

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EXHIBIT INDEX

99.1	Press Release Dated October 15, 2004

FNBH Bancorp Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced the results for the first nine months ended September 30, 2004. Net income was $4,418,000, a $99,000 (2.2%) decrease from last year’s nine-month earnings of $4,517,000. Basic and diluted net income per share were $1.39, a decrease of $.04 (2.8%) from the same period last year. Return on equity decreased to 13.82% compared to 15.46% last year and return on assets showed similar results, decreasing to 1.32% compared to 1.43% last year.

Contributing to the decrease was the provision for loan losses of $995,000 year to date compared to the provision of $800,000 for the same period in 2003. As the economy continues to struggle we have seen increases in our consumer loan charge offs which are reflected in the provision.

Overall, for the nine months ended September 30, 2004 net interest income increased by $292,000 (2.1%) compared to the same period for 2003. The increase in net interest income was primarily due to growth in average earning assets of $24.6 million and a lower cost of funding in 2004. Net interest income was adversely affected by a lower net interest margin, 4.55% in 2004 compared to 4.75% in 2003.

For the nine months ended September 30, 2004 non-interest income increased $70,000 (2.4%) over the comparable period last year, primarily due to a non recurring gain on the sale of property in the first quarter of 2004 and higher overdraft fees offset partially by lower gains from the sale of mortgage loans and lower trust fees. Non interest expenses increased $365,000 (3.8%) over the prior year primarily due to the cost of a new branch and its staff, increased accounting fees due to the Sarbanes-Oxley Act and increased personnel costs related to recruitment and staff development. Federal income tax expense decreased $100,000 due to a decrease in pre-tax income.

At September 30, 2004 assets totaled $463 million, an increase of 3.0% over December 31, 2003. Investment securities were up 36.3% from the previous year end and loans were down 2.6% from year end with declines in commercial loans of 3.9%. Deposits have increased at September 30, 2004 to $410 million, a 2.8% increase since December 31, 2003. The Company continues to enjoy a strong capital position with an increase in capital of 8.2% since December 31, 2003.

At September 30, 2004 non-performing assets totaled $3,145,000 a decrease from the $4,358,000 reported at December 31, 2003, and the $5,895,000 reported at September 30, 2003.

FNBH Bancorp, Inc., parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets over $460 million and nine offices, has served Livingston County for over 100 years. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes at 800.800.4693.